BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
April 19, 2018		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record quarterly earnings of $0.94 per diluted share
Up $0.17, or 22%, compared to fourth quarter 2017

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported record earnings for the first quarter of 2018. Net income available to common shareholders was $745 million. Earnings per diluted common share were $0.94 for the first quarter of 2018, up from $0.77 last quarter. Results for the first quarter produced an annualized return on average assets of 1.45 percent and an annualized return on common shareholders' equity of 11.43 percent.

Excluding pre-tax merger-related and restructuring charges of $28 million ($22 million after-tax), net income available to common shareholders was $767 million, or $0.97 per diluted share.

Net income available to common shareholders was $614 million ($0.77 per diluted share) for the fourth quarter of 2017 and $378 million ($0.46 per diluted share) for the first quarter of 2017.

"We had a record quarter with strong expense control and lower tax expense," said Chairman and Chief Executive Officer Kelly S. King. "Our returns on average assets and average common shareholders' equity were the highest they have been since before the credit crisis.

"Total noninterest expenses for the quarter were $1.69 billion, down $169 million from the prior quarter. Excluding merger-related and restructuring charges and one-time expenses in the prior quarter related to the passage of tax reform, noninterest expense was down $39 million reflecting strong expense control and continued progress from our optimization efforts," King said.

"During the first quarter we were pleased to announce a 13.6 percent increase in our common stock dividend to share tax reform benefits with our shareholders. This follows actions taken in December of last year when we made additional investments in our associates and communities. We also increased our minimum hourly pay rate from $12 to $15 per hour.

"Earlier this month, we announced plans to acquire Regions Insurance. The acquisition will be a great strategic fit and increase our retail insurance network in core BB&T markets across the Southeast and newer markets in Texas, Louisiana and Indiana," said King.

First Quarter 2018 Performance Highlights

•	Earnings per diluted common share were $0.94, up $0.17 compared to fourth quarter of 2017

◦	Earnings per diluted common share were $0.97, excluding merger-related and restructuring charges

◦	Return on average assets was 1.45 percent

◦	Return on average common shareholders' equity was 11.43 percent

◦	Return on average tangible common shareholders' equity was 19.36 percent

•	Taxable-equivalent revenues were $2.84 billion, down $71 million from the fourth quarter of 2017

◦	Net interest margin was 3.44 percent, up one basis point from the prior quarter

◦	Taxable-equivalent adjustment declined $15 million, primarily due to lower tax rates

◦	Noninterest income was down $45 million primarily due to decreases in services charges on deposits and other income

◦	Fee income ratio was 41.9 percent, compared to 42.7 percent for the prior quarter

•	Noninterest expense was $1.69 billion, down $169 million compared to the fourth quarter of 2017

◦	GAAP efficiency ratio was 60.0 percent, compared to 64.7 percent for the prior quarter

◦	Adjusted efficiency ratio was 57.3 percent, compared to 57.2 percent for the prior quarter

•	Average loans and leases held for investment were $142.9 billion, up $194 million, or 0.6 percent annualized compared to the fourth quarter of 2017

◦	Average commercial and industrial loans increased $149 million, or 1.0 percent annualized

◦	Average CRE loans increased $400 million, or 7.7 percent annualized

◦	Average residential mortgage loans increased $265 million, or 3.8 percent annualized

◦	Average indirect loans decreased $512 million, or 11.9 percent annualized

•	Average deposits were $157.1 billion compared to $158.0 billion for the fourth quarter of 2017

◦	Average noninterest-bearing deposits decreased $892 million, or 6.7 percent annualized

◦	Average noninterest-bearing deposits represent 34.0 percent of total deposits, compared to 34.4 percent in the prior quarter

◦	Average interest-bearing deposits increased $71 million and costs were 0.46 percent, up six basis points compared to the prior quarter

•	Asset quality remains strong

◦	Nonperforming loans were 0.42 percent of loans held for investment, up two basis points

◦	Loans 90 days or more past due and still accruing were 0.34 percent of loans held for investment, compared to 0.38 percent in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.49 times nonperforming loans held for investment, versus 2.62 times in the prior quarter

◦	The allowance for loan and lease losses was 1.05 percent of loans held for investment, up one basis point compared to the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.2 percent

◦	Tier 1 risk-based capital was 12.0 percent

◦	Total capital was 14.0 percent

◦	Leverage capital was 9.9 percent

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Net income available to common shareholders	$745	$614	$378	$131	$367
Diluted earnings per common share	0.94	0.77	0.46	0.17	0.48

Net interest income - taxable equivalent	$1,656	$1,682	$1,649	$(26)	$7
Noninterest income	1,180	1,225	1,171	(45)	9
Total taxable-equivalent revenue	$2,836	$2,907	$2,820	$(71)	$16
Less taxable-equivalent adjustment	23	38	40
Total revenue	$2,813	$2,869	$2,780

Return on average assets	1.45%	1.19%	0.79%	0.26%	0.66%
Return on average risk-weighted assets	1.81	1.50	0.98	0.31	0.83
Return on average common shareholders' equity	11.43	9.10	5.72	2.33	5.71
Return on average tangible common shareholders' equity (1)	19.36	15.35	9.98	4.01	9.38
Net interest margin - taxable equivalent	3.44	3.43	3.46	0.01	(0.02)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2018 compared to Fourth Quarter 2017

Total taxable-equivalent revenues were $2.84 billion for the first quarter of 2018, a decrease of $71 million compared to the prior quarter, which reflects a decrease of $26 million in taxable-equivalent net interest income ($15 million of the decrease was due to the taxable-equivalent adjustment as a result of a lower tax rate), and a decrease of $45 million in noninterest income. First quarter results were negatively impacted by fee waivers and other costs associated with our system outage in February, which resulted in lost revenue of approximately $15 million and incremental noninterest expenses of approximately $5 million.

The net interest margin was 3.44 percent for the first quarter, up one basis point compared to the prior quarter (up three basis points adjusted for impact of tax reform). Average earning assets decreased $775 million, which reflects a decrease in average trading securities primarily due to lower balances related to client supporting activities. Average interest-bearing liabilities increased $244 million, primarily due to an increase of $1.0 billion in average long-term debt, which was partially offset by a decrease of $865 million in average short-term borrowings.

The annualized yield on the total loan portfolio for the first quarter was 4.57 percent, up seven basis points, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the first quarter was 2.44 percent, up two basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.46 percent, up six basis points compared to the prior quarter. The average annualized rate on long-term debt was 2.54 percent, up 18 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 1.43 percent, up 30 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $150 million, and net charge-offs were $145 million for the first quarter, compared to $138 million and $130 million, respectively, for the prior quarter.

Noninterest income was $1.18 billion, a decrease of $45 million compared to the prior quarter primarily due to decreases in service charges on deposits and other income, partially offset by an increase in insurance income.

Noninterest expense was $1.69 billion for the first quarter, down $169 million compared to the prior quarter. This decrease was primarily due to actions taken in the prior quarter in connection with the passage of the tax reform legislation, which included a contribution of $100 million to BB&T's philanthropic fund and $36 million for a one-time bonus paid to associates who do not generally receive incentives or commissions. Excluding these items and merger-related and restructuring charges, noninterest expenses were down $39 million as a result of tight expense control.

The provision for income taxes was $186 million for the first quarter, compared to $209 million for the prior quarter. The effective tax rate for the first quarter was 19.0 percent, compared to 23.9 percent for the prior quarter. The provision for income taxes for the current quarter reflects the new lower federal tax rate and $18 million in excess tax benefits from equity-based compensation plans, whereas the fourth quarter effective tax rate reflected a net tax benefit of $43 million related to the impact of tax reform.

First Quarter 2018 compared to First Quarter 2017

Total taxable-equivalent revenues were $2.84 billion for the first quarter of 2018, an increase of $16 million compared to the earlier quarter, which reflects an increase of $7 million in taxable-equivalent net interest income and an increase of $9 million in noninterest income.

Net interest margin was 3.44 percent, down two basis points compared to the earlier quarter. Average earning assets increased $2.0 billion. The increase in average earnings assets reflects a $3.8 billion increase in average securities, partially offset by a $2.0 billion decrease in other earning assets. Average interest-bearing liabilities decreased $254 million compared to the earlier quarter, as the growth in earning assets was funded by noninterest-bearing deposits, which increased $2.3 billion compared to the earlier quarter. Average interest-bearing deposits decreased $6.5 billion, which was partially offset by increases of $2.9 billion in average long-term debt and $3.4 billion in average short-term borrowings. The annualized yield on the total loan portfolio for the first quarter of 2018 was 4.57 percent, up 27 basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio was 2.44 percent, up two basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.46 percent, up 20 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 2.54 percent, up 71 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 1.43 percent, up 100 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $150 million compared to $148 million in the earlier quarter. Net charge-offs for the first quarter of 2018 totaled $145 million compared to $148 million for the earlier quarter.

Noninterest income was $1.18 billion, an increase of $9 million from the earlier quarter. Noninterest expense for the first quarter of 2018 was $1.69 billion, down $416 million compared to the earlier quarter. This decrease was primarily driven by a loss of $392 million on the early extinguishment of debt in the earlier period. Excluding this item and merger-related and restructuring charges, noninterest expense was down $16 million due to tight expense control.

The provision for income taxes was $186 million for the first quarter of 2018, compared to $104 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2018 of 19.0 percent, compared to 19.6 percent for the earlier quarter. The provision for income taxes for the current quarter reflects the new lower federal tax rate, whereas the earlier period includes the tax benefits associated with using the marginal income tax rate for the loss on the early extinguishment of debt. The current quarter also reflects $18 million in excess tax benefits from equity-based compensation plans compared to $35 million in the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
				(annualized)
Insurance income	$436	$418	$458	17.5%	(4.8)%
Service charges on deposits	165	183	168	(39.9)	(1.8)
Mortgage banking income	99	104	103	(19.5)	(3.9)
Investment banking and brokerage fees and commissions	113	111	91	7.3	24.2
Trust and investment advisory revenues	72	72	68	—	5.9
Bankcard fees and merchant discounts	69	67	59	12.1	16.9
Checkcard fees	52	55	51	(22.1)	2.0
Operating lease income	37	37	36	—	2.8
Income from bank-owned life insurance	31	33	29	(24.6)	6.9
Securities gains (losses), net	—	(1)	—	NM	—
Other income	106	146	108	(111.1)	(1.9)
Total noninterest income	$1,180	$1,225	$1,171	(14.9)	0.8
NM - not meaningful.

First Quarter 2018 compared to Fourth Quarter 2017

Noninterest income was $1.18 billion for the first quarter, down $45 million compared to the prior quarter primarily due to decreases in service charges on deposit driven by the system outage and other income, partially offset by an increase in insurance income.

Insurance income increased $18 million primarily due to seasonality. Service charges on deposits decreased $18 million primarily due to fee waivers associated with the system outage. Other income decreased $40 million primarily due to a decrease of $27 million in income from SBIC private equity investments and $25 million due to income related to assets for certain post-employment benefits, which is primarily offset in other income/expense categories. Partially offsetting these decreases in other income were smaller increases in various sundry items.

First Quarter 2018 compared to First Quarter 2017

Noninterest income for the first quarter of 2018 was up $9 million compared to the earlier quarter.

Investment banking and brokerage fees and commissions increased $22 million due to higher managed account fees and higher investment banking income. Insurance income decreased $22 million compared to the earlier quarter primarily due to lower performance-based commissions. Service charges on deposits was essentially flat, but was negatively impacted due to fee waivers associated with the system outage as previously mentioned. Other income was essentially flat, as increases from various sundry items were more than offset by a $22 million decrease in income related to assets for certain post-employment benefits, which is primarily offset in other income/expense categories.

NONINTEREST EXPENSE
(dollars in millions)				% Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
				(annualized)
Personnel expense	$1,039	$1,072	$1,035	(12.5)%	0.4%
Occupancy and equipment expense	194	195	193	(2.1)	0.5
Software expense	65	65	58	—	12.1
Outside IT services	32	38	49	(64.0)	(34.7)
Regulatory charges	40	38	39	21.3	2.6
Amortization of intangibles	33	34	38	(11.9)	(13.2)
Loan-related expense	29	32	30	(38.0)	(3.3)
Professional services	30	36	22	(67.6)	36.4
Merger-related and restructuring charges, net	28	22	36	110.6	(22.2)
Loss (gain) on early extinguishment of debt	—	—	392	—	(100.0)
Other expense	196	323	210	(159.5)	(6.7)
Total noninterest expense	$1,686	$1,855	$2,102	(36.9)	(19.8)
New pension accounting guidance was adopted in 1Q18 such that only service cost is included in personnel expense with the other pension expense elements included in other expense. Prior periods have been retrospectively adjusted to conform to the new presentation and total noninterest expense was not affected.

First Quarter 2018 compared to Fourth Quarter 2017

Noninterest expense was $1.69 billion for the first quarter, down $169 million compared to the prior quarter. This decrease was primarily due to actions taken in the prior quarter in connection with the passage of the tax reform legislation. That included a contribution of $100 million to BB&T's philanthropic fund and $36 million for a one-time bonus paid to associates who do not generally receive incentives or commissions. Excluding these items and merger-related and restructuring charges, noninterest expenses were down $39 million as a result of tight expense control.

Personnel expense decreased $33 million compared to the prior quarter and FTEs decreased 576. This includes decreases of $36 million for the one-time bonus mentioned above and $40 million in incentives resulting from lower current quarter performance relative to targets. These decreases were partially offset by increases of $25 million for payroll taxes primarily due to the annual reset of social security taxes as well as higher pension expense and increased equity-based compensation related to retirement eligible associates.

Merger-related and restructuring charges were $28 million for the first quarter and primarily reflect charges associated with facilities optimization activities.

Other expense decreased $127 million primarily due to the $100 million charitable contribution mentioned above. In addition, the expected return on pension assets increased $15 million due to higher plan assets.

First Quarter 2018 compared to First Quarter 2017

Noninterest expense for the first quarter of 2018 was down $416 million compared to the earlier quarter primarily driven by a loss of $392 million on the early extinguishment of debt in the earlier period. Excluding this item and merger-related and restructuring charges, noninterest expense was down $16 million due to tight expense control.

Personnel expense was essentially flat compared to the earlier quarter as lower salaries expense driven by approximately 1,500 fewer FTEs was largely offset by higher pension service cost. Outside IT services decreased $17 million compared to the earlier quarter due to lower project-related expenses. Other expense decreased $14 million compared to the earlier quarter, primarily due to an increase in the expected return on pension plan assets due to higher plan assets.

LOANS AND LEASES
(dollars in millions)
Average balances	1Q18	4Q17	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$58,627	$58,478	$149	1.0%
CRE	21,398	20,998	400	7.7
Lease financing	1,872	1,851	21	4.6
Retail:
Residential mortgage	28,824	28,559	265	3.8
Direct	11,791	11,901	(110)	(3.7)
Indirect	16,914	17,426	(512)	(11.9)
Revolving credit	2,798	2,759	39	5.7
PCI	631	689	(58)	(34.1)
Total loans and leases held for investment	$142,855	$142,661	$194	0.6

Average loans held for investment for the first quarter of 2018 were $142.9 billion, up $194 million, or 0.6 percent annualized compared to the fourth quarter of 2017.

Average commercial and industrial loans increased $149 million, as production late in the prior quarter led to higher average balances. This was partially offset by a seasonal decline in average mortgage warehouse loans. Average CRE increased $400 million due to growth in loans for income producing properties. In addition, average residential mortgage loans increased $265 million due to a change to retain a portion of the conforming mortgage production rather than selling substantially all such production.

Average indirect retail loans decreased $512 million, primarily due to seasonality, strategic optimization and directing investments toward higher-yielding assets.

DEPOSITS
(dollars in millions)
Average balances	1Q18	4Q17	Change	% Change
				(annualized)
Noninterest-bearing deposits	$53,396	$54,288	$(892)	(6.7)%
Interest checking	27,270	26,746	524	7.9
Money market and savings	61,690	61,693	(3)	—
Time deposits	13,847	13,744	103	3.0
Foreign office deposits - interest-bearing	935	1,488	(553)	(150.7)
Total deposits	$157,138	$157,959	$(821)	(2.1)

Average deposits for the first quarter were $157.1 billion, down $821 million compared to the prior quarter. Average noninterest-bearing deposits decreased $892 million, reflecting seasonality and driven by decreases in commercial balances, partially offset by increases in personal and public funds balances.

Average interest checking increased $524 million primarily due to increases in commercial and public funds balances. Average time deposits increased $103 million primarily due to increases in commercial balances. Average foreign office deposits decreased $553 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.0 percent of total average deposits for the first quarter, compared to 34.4 percent for the prior quarter and 31.7 percent a year ago. The cost of interest-bearing deposits was 0.46 percent for the first quarter, up six basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 1Q18 vs.
Segment Net Income	1Q18	4Q17	1Q17	4Q17	1Q17
Community Banking Retail and Consumer Finance	$324	$263	$254	$61	$70
Community Banking Commercial	270	234	195	36	75
Financial Services and Commercial Finance	144	136	109	8	35
Insurance Holdings and Premium Finance	62	33	50	29	12
Other, Treasury & Corporate	(9)	1	(182)	(10)	173
Total net income	$791	$667	$426	$124	$365

First Quarter 2018 compared to Fourth Quarter 2017

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $324 million for the first quarter of 2018, an increase of $61 million compared to the prior quarter. Segment net interest income decreased primarily due to fewer days in the current quarter, partially offset by higher funding spreads on deposits. Noninterest income decreased $19 million primarily due to a decline in service charges on deposits largely resulting from fee waivers associated with the February system outage. The allocated provision for credit losses decreased due to a decline in loss estimates and a seasonal decline in bankcard loans. Noninterest expense decreased $22 million primarily due to a one-time bonus in the prior quarter to associates who do not generally receive incentives or commissions, partially offset by an increase in allocated corporate expenses. The provision for income taxes declined $51 million due to a lower tax rate in the current quarter.

CB-Retail average loans and leases held for investment decreased $777 million, or 5.0 percent on an annualized basis, compared to the prior quarter primarily due to seasonality, strategic optimization and directing investments to higher yielding assets. The decline was driven by decreases in indirect, mortgage warehouse and direct loans, partially offset by an increase in average residential mortgage loans.

CB-Retail average total deposits increased $420 million, or 2.2 percent on an annualized basis, compared to the prior quarter. Average noninterest-bearing deposits increased $290 million, or 7.4 percent annualized, and average money market and savings accounts increased $158 million, or 1.8 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and by connecting clients to the combined organization’s broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $270 million for the first quarter of 2018, an increase of $36 million compared to the prior quarter. Segment net interest income decreased primarily due to lower credit spreads on loans and fewer days in the current quarter, partially offset by higher funding spreads on deposits. The allocated provision for credit losses increased due to higher net charge-offs and an increase in loss estimates. Noninterest expense decreased $19 million primarily due to lower allocated corporate expenses. The provision for income taxes declined $47 million primarily due to a lower tax rate in the current period.

CB-Commercial average loans and leases held for investment increased $642 million, or 5.0 percent on an annualized basis. Compared to the prior quarter, average commercial and industrial loans increased $474 million, or 6.0 percent annualized, and average commercial real estate loans increased $198 million, or 4.1 percent annualized.

CB-Commercial average total deposits decreased $737 million, or 5.0 percent on an annualized basis, driven by a seasonal decline in average noninterest-bearing deposits of $920 million, or 10.5 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $144 million for the first quarter of 2018, an increase of $8 million compared to the prior quarter. Noninterest income decreased primarily due to lower gains on trading securities and a seasonal decline in commercial mortgage banking income. The provision for income taxes declined $26 million due to a lower tax rate and a decline in pre-tax earnings.

Corporate Banking's average loans held for investment increased $20 million, or an annualized 0.5 percent, compared to the prior quarter, while BB&T Wealth's average loans held for investment increased $60 million, or an annualized 13.7 percent. Average loans held for investment at Governmental Finance increased $183 million, or an annualized 14.8 percent, compared to the prior quarter and increased 49.6 percent and 7.6 percent, respectively, for Grandbridge and Equipment Finance.

FS&CF average total deposits decreased $91 million, or 1.3 percent annualized, driven by a decline in average total deposits for Grandbridge and Corporate Banking, partially offset by an increase in average total deposits for BB&T Wealth.

Insurance Holdings and Premium Finance ("IH&PF")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH&PF provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance.
Additionally, IH&PF includes commercial and retail insurance premium finance.

IH&PF net income was $62 million for the first quarter of 2018, an increase of $29 million compared to the prior quarter. Noninterest income increased primarily due to seasonality. Noninterest expense decreased primarily due to a one-time bonus in the prior period to associates who do not generally receive incentives or commissions.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $9 million for the first quarter of 2018, compared to net income of $1 million for the prior quarter. Segment net interest income increased due to fewer days in the current quarter impacting the net funding credit to the other operating segments. Noninterest income decreased $23 million due to a decline in income from SBIC private equity investments and lower income related to assets for certain post-employment benefits. Noninterest expense decreased $104 million primarily due to a $100 million charitable contribution to BB&T’s philanthropic fund in the prior quarter. The benefit for income taxes decreased $101 million due to a decline in pre-tax loss and a net tax benefit of $43 million recorded in the prior quarter related to the impact of tax reform partially offset by excess tax benefits from equity-based compensation plans in the current quarter.

First Quarter 2018 compared to First Quarter 2017

Community Banking Retail and Consumer Finance

CB-Retail net income was $324 million for the first quarter of 2018, an increase of $70 million compared to the earlier quarter. Segment net interest income increased due to higher funding spreads on deposits and a change in mix to higher yielding loans, partially offset by lower credit spreads on loans. Noninterest income increased primarily due to higher bankcard fees and merchant discounts. The provision for income taxes declined $45 million due to a lower tax rate compared to the earlier quarter.

Community Banking Commercial

CB-Commercial net income was $270 million for the first quarter of 2018, an increase of $75 million compared to the earlier quarter. Segment net interest income increased $27 million driven primarily by higher funding spreads on deposits, average noninterest-bearing deposit growth and average loan growth, partially offset by lower credit spreads on loans. The allocated provision for credit losses increased $33 million primarily due to a normalization in loss estimates and higher net charge-offs. Noninterest expense decreased $53 million driven primarily by a decline in personnel expense due to a third quarter of 2017 change in approach for allocating capitalized loan origination costs, as well as lower allocated corporate expenses. The provision for income taxes declined $25 million compared to the earlier quarter due to a lower tax rate.

Financial Services and Commercial Finance

FS&CF net income was $144 million for the first quarter of 2018, an increase of $35 million compared to the earlier quarter. Noninterest income increased $21 million due to higher investment banking and brokerage fees and commissions, primarily driven by higher managed account fees and higher investment banking income. The allocated provision for credit losses decreased due to a decline in net charge-offs. Noninterest expense increased due to higher personnel expense primarily resulting from increased incentive expense. The provision for income taxes declined primarily due to a lower tax rate.

Insurance Holdings and Premium Finance

IH&PF net income was $62 million for the first quarter of 2018, an increase of $12 million compared to the earlier quarter. Noninterest income decreased $24 million primarily due to lower performance-based commissions. Noninterest expense decreased $25 million primarily due to declines in business referral expense, merger-related and restructuring charges and personnel expense. The provision for income taxes decreased compared to the earlier quarter due to a lower tax rate.

Other, Treasury & Corporate

OT&C generated a net loss of $9 million in the first quarter of 2018, compared to a net loss of $182 million in the earlier quarter. Segment net interest income decreased $21 million primarily due to an increase in the rate and average balances for long-term debt. The allocated provision for credit losses decreased due to a decline in the provision for PCI loans and a decrease in the provision for unfunded lending commitments. Noninterest expense decreased $352 million due to a $392 million loss on the early extinguishment of debt in the earlier period, partially offset by an increase in personnel expense due to a third quarter of 2017 change in approach for allocating capitalized loan origination costs. The benefit for income taxes fell $171 million primarily due to a decline in pre-tax loss and lower excess tax benefits from equity-based compensation plans.

CAPITAL RATIOS (1)
	1Q18	4Q17	3Q17	2Q17	1Q17
Risk-based:
Common equity Tier 1	10.2%	10.2%	10.2%	10.3%	10.3%
Tier 1	12.0	11.9	11.9	12.1	12.0
Total	14.0	13.9	14.0	14.1	14.1
Leverage	9.9	9.9	9.9	10.1	10.0

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at March 31, 2018. BB&T declared common dividends of $0.375 per share (up 13.6 percent from the fourth quarter) during the first quarter of 2018, which resulted in a dividend payout ratio of 39.2 percent. BB&T completed $320 million of share repurchases during the first quarter in accordance with the capital plan. The total payout ratio for the first quarter of 2018 was 82.1 percent.

BB&T's liquidity coverage ratio was approximately 144 percent at March 31, 2018, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 15.1 percent at March 31, 2018.

ASSET QUALITY (1)
(dollars in millions)
	1Q18	4Q17	3Q17	2Q17	1Q17
Total nonperforming assets	$669	$627	$680	$690	$801
Total performing TDRs	1,042	1,043	1,052	1,013	1,185
Total loans 90 days past due and still accruing	490	548	505	493	542
Total loans 30-89 days past due	814	1,052	987	874	805

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.42%	0.40%	0.42%	0.43%	0.51%
Nonperforming assets as a percentage of total assets	0.30	0.28	0.31	0.31	0.36
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.04	1.04	1.03	1.04
Net charge-offs as a percentage of average loans and leases, annualized	0.41	0.36	0.35	0.37	0.42
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.55x	2.89x	2.93x	2.80x	2.49x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.49x	2.62x	2.44x	2.43x	2.05x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $669 million at March 31, 2018, up $42 million compared to December 31, 2017. Nonperforming loans and leases represented 0.42 percent of loans and leases held for investment, a slight increase compared to December 31, 2017. The increase in nonperforming assets was primarily related to CRE lending and leasing, as well as an increase in foreclosed properties.

Performing TDRs were essentially flat during the first quarter, as the commercial and industrial and CRE portfolios were down while government guaranteed residential mortgage loans increased.

Loans 90 days or more past due and still accruing totaled $490 million at March 31, 2018, down $58 million compared to the prior quarter, primarily due to a decrease in residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.34 percent at March 31, 2018, compared to 0.38 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at March 31, 2018, an improvement of one basis point from the prior quarter.

Loans 30-89 days past due and still accruing totaled $814 million at March 31, 2018, down $238 million compared to the prior quarter. The decrease was primarily due to expected seasonality in indirect lending and residential mortgage.

Net charge-offs during the first quarter totaled $145 million, up $15 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.41 percent, up five basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $11 million compared to the prior quarter. As of March 31, 2018, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, up slightly compared to December 31, 2017.

The allowance for loan and lease losses was 2.49 times nonperforming loans and leases held for investment, compared to 2.62 times at December 31, 2017. At March 31, 2018, the allowance for loan and lease losses was 2.55 times annualized net charge-offs, compared to 2.89 times at December 31, 2017.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live first quarter 2018 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 876127. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6326592).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's First Quarter 2018 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $220.7 billion in assets and market capitalization of approximately $40.6 billion as of March 31, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 2,000 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

•
The adjusted net interest margin is a non-GAAP measure in that it estimates the impact on taxable-equivalent net interest income as if the tax reform legislation had not been enacted. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of tax reform.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's First Quarter 2018 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the eventual exit of the United Kingdom from the European Union;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cybersecurity risks, including "denial of service," "hacking" and "identity theft" could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

•
natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.